Exhibit 10.1

CONSULTING SERVICES AGREEMENT

    This Consulting Services Agreement (the “Agreement”) is made effective as May 18, 2025 (the “Effective Date”), by and between Nuvve Holdings Corp., a Delaware corporation with its principal place of business at 2488 Historic Decatur Road, Suite 230, San Diego, CA 92106 (the “Company”), and [____________],with its principal place of business located at [________] (the “Consultant” and together with the Company, the “Parties” or individually a “Party”).
WHEREAS, the Company is in the business of providing a globally-available, commercial vehicle-to-grid (V2G) technology platform designed to enable electric vehicle (EV) batteries to store and resell unused energy back to the local electric grid and provides other grid services, crypto currency portfolio management and potential acquisition; and
WHEREAS, the Consultant provides consulting services to advise companies on business development, corporate strategy, and management; and
WHEREAS, the Company and the Consultant desire to enter into this Agreement, pursuant to which the Consultant will provide consulting services to the Company, subject to the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company and the Consultant, intending to be legally bound, hereby agree as follows:
A.Engagement
    The Consultant shall provide the Services defined below in Section C herein for the Company (the “Engagement”). In this capacity, the Service Provider agrees to devote its best efforts, energy and skill to the full discharge of its duties and responsibilities.
B.Term
1.Term. Services under this Agreement shall commence on the Effective Date and shall continue through the one-year anniversary of the Effective Date, unless earlier terminated pursuant to Section B(2) hereof or upon the mutual written consent of the Parties (the “Term”). The term of this Agreement shall be extended for additional terms upon mutual written consent.
1.Termination. The Consultant or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement , and such breach is incapable of cure, or with respect to a material breach capable of cure, the other party does not cure such breach within 10 calendar days after receipt of written notice of such breach. For purposes of clarity, a material breach shall include, without limitation, the Consultant’s failure to provide the services contemplated hereunder on a timely and reasonably satisfactory basis.
C.Services to be Performed
    During the Term of this Agreement, the Consultant shall assist the Company in general corporate activities including but not limited to crypto portfolio management, investor relations,

strategic planning, deal flow analysis, introductions to further its business goals; advice related to sector growth initiatives, and any other consulting or advisory services which the Company reasonably requests that Consultant provide to the Company (the “Services”). The Services rendered pursuant to this Agreement shall be rendered to the Chief Executive Officer or the Board of Directors of the Company.
D.Compensation for Services
1.Fees for Services. In consideration for the Services rendered by the Consultant and the Consultant’s other obligation under this Agreement, the Company shall issue to the Consultant on the Effective Date warrants to purchase shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), in the amounts as set forth on Exhibit A attached hereto (the “Consulting Fee”) and in the form attached hereto as Exhibit B (the “Warrants”). The Company shall provide a PDF copy of the executed Warrants upon execution of this Agreement. The Warrants constitute a commencement incentive and consideration now earned, for entering into this Agreement and allocating its resources to Company’s account for the Term. Company acknowledges that Consultant must forego other opportunities to enter into this Agreement. As such, the Warrants are irrevocably earned as of the Effective Date, and any calculation of the statutory holding period for removal of restrictive legend under Rule 144 promulgated under the Securities Act of 1933, shall be measured from the Effective Date. The Company agrees that it shall take no action to cause the Warrants to become canceled, voided or revoked, or the issuance thereof to be voided or terminated. Assuming the Consultant has complied with the provisions and requirements of Rule 144 of the Securities Act, the Company agrees to assist the Consultant to remove the restrictive legend from the shares of Common Stock underlying the Warrants (the “Warrant Shares”), including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend, (ii) obtaining a legal opinion from Company’s authorized counsel at Company’s expense, and (iii) cooperating and communicating with Consultant, its broker and the transfer agent in order to clear the Warrant Shares of restriction as soon as possible, in each case as further set forth in the Warrants.
2.Entire Compensation. The Consultant acknowledges that the foregoing provisions of this Section D constitute the sole and entire compensation and reimbursements payable to it for the Engagement and the provision of the Services of the Consultant, and the Parties specifically agree that no compensation, benefits or other reimbursements of any other nature shall be paid or payable to the Consultant as a result of the provision of Services hereunder.
E.Indemnification
3.The Consultant shall not be liable to the Company or their subsidiaries or affiliates for any loss, liability, damage or expense (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement, unless such Loss shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of the Consultant. Consultant makes no representations or warranties, express or implied, in respect of the Services to be provided hereunder. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for the Claims (as defined below) relating to the Services which may be provided by Consultant hereunder. The Company and its subsidiaries shall defend, indemnify and hold harmless Consultant from and against any and all Losses arising from any claim by any person with respect to, or in any way related to, this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of either of the Company other than for Claims

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which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by the Consultant. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company or its subsidiaries and the Consultant or in which the Consultant may be included with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by the Consultant, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by the Consultant then the Consultant shall reimburse the Company and their subsidiaries for the reasonable costs of defense and other costs incurred by the Company and its subsidiaries (including any losses as a result of such actions).
4.The Parties further agree that they shall not, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Party seeking defense and/or indemnity from all liability arising out of such claim, action, suit or proceeding.
5.The Party seeking defense or indemnification hereunder shall: (i) promptly notify the other Party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, provide the other Party with sole control over the defense and/or settlement thereof, including but not limited to the selection of counsel; and (iii) at the request of the Party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense of such matter.
F.Survival
    The obligations of the Parties pursuant to Sections E shall survive the Termination of this Agreement, regardless of the reason for such Termination, along with any and all other provisions that expressly provide for survival of Termination.
G.Relationship of the Parties; Independent Contractor Status
    The Parties agree that the relationship created by this Engagement is one of an independent contractor. The Parties further agree that the Consultant, is not and shall not be considered employees of the Company and are not and shall not be entitled to any of the rights and/or benefits that the Company provides for the Company's employees (including any employee pension, health, vacation pay, sick pay or other fringe benefits offered by the Company under plan or practice) by virtue of the Services being rendered by the Consultant or otherwise. The Consultant is responsible for all taxes, if any, imposed on it in connection with its performance of Services under this Agreement, including any federal, state and local income, sales, use, excise and other taxes or assessments thereon.
H.Binding Nature; Assignments
    This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, representatives, administrators, heirs, executors and permitted assigns, except that the duties the Consultant are personal and shall not be assigned or

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subcontracted without the Company’s prior written consent and any purported assignment without such written consent shall be deemed void and unenforceable.
I.Entire Agreement; Amendments
    This Agreement contains the entire understanding between the Parties with respect to its subject matter and supersedes all previous negotiations, agreements or understandings between the Parties, whether written or verbal. This Agreement may not be amended or modified, except in writing, executed by duly authorized representatives of the Parties hereto.
J.Counterparts
    This Agreement may be signed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
K.Governing Law; Consent to Jurisdiction and Venue
    This Agreement shall be governed by the internal laws of the State of Delaware without regard to choice of law principles. Any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of the State of California located in the San Diego County, and of the United States District Court of the Southern District of California and the parties agree to submit to the personal jurisdiction and venue in these courts. Each party waives the right to a trial by jury in any such dispute. The prevailing or non-dismissing party in any such dispute shall be entitled to reimbursement of all reasonable expenses, including court costs and attorney fees incurred in good faith.
L.Notices
    All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given (i) when delivered personally to the party to receive the same, (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, or (iii) when transmitted by electronic mail, in each case addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section L:
If to the Company:    Nuvve Holding Corp.
2488 Historic Decatur Road, Suite 230
San Diego, CA 92106
Email:
Attn: Gregory Poilasne

With a copy to:    BakerHostetler LLP
1900 Avenue of the Stars, Suite 2700
Los Angeles, CA 90067
Email:
Attn: JR Lanis

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If to the Consultant:    [•]
            [ADDRESS]
            Email: [•]
            Attn: [•]

M.Severability
    If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the Parties shall negotiate with one another to agree on a provision which the Parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

[Signature Page Follows]

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    IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of its Effective Date.

                        COMPANY:

NUVVE HOLDINGS CORP.

By: ________________________________
Name:     Gregory Poilasne
Title:    Chief Executive Officer

CONSULTANT:

[____________]

By: ________________________________
Name:
Title:

[Signature Page to Consulting Agreement]
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Exhibit A

Consulting Fee

1.Warrants to purchase [_____] shares of Common Stock, at an exercise price of $1.00 per share.
2.Warrants to purchase [_____] shares of Common Stock, at an exercise price of $1.25 per share.
3.Warrants to purchase [_____] shares of Common Stock, at an exercise price of $1.50 per share.

Exhibit B

Form of Warrant